Contacts: West:	General/Trade Media:	Investors/Financial Media:
Michael A. Anderson Vice President and Treasurer (610) 594-3345	Schwartz MSL Kristin Villiotte (781) 684-0770 westpharma@schwartzmsl.com	Westwicke Partners John Woolford/Stefan Loren (443) 213-0506/0507

West Announces Technology Agreement With Amgen

Lionville, Pennsylvania, June 20, 2012 -- West Pharmaceutical Services, Inc. (NYSE: WST), a leading global manufacturer of components and systems for injectable drug delivery, today announced an agreement with Amgen Inc., a biotechnology pioneer and one of the world’s leading independent biotechnology companies, to evaluate Daikyo Crystal Zenith® technologies for drug containment. These technologies were developed over many years by West’s partner, Daikyo Seiko, Ltd., and are based on a polymeric container, utilizing elastomeric components with Flurotec® barrier film, and  provided in a sterile, validated, ready-to-fill format.

“Biopharmaceutical therapeutic products require a drug container that enables safe, effective and reliable containment,” said Donald E. Morel, Jr., Ph.D., West’s Chairman and CEO. “We are delighted to formalize our plan to work with Amgen for evaluating the use of Daikyo Crystal Zenith in commercializing Amgen’s therapeutics.  We value this long-standing relationship and look forward to helping Amgen to meet its objective of advancing science and biotechnology to serve patients.”

Martin VanTrieste, Senior Vice President, Quality, Amgen, commented, “Amgen has had a long relationship with West and is excited about strengthening this relationship. As a company that values innovation, we have been impressed with the innovations of West and Daikyo in container-closure systems.”

No further details of the agreement were disclosed.

About West
West is a global manufacturer of components and systems for injectable drug delivery, including stoppers and seals for vials, and closures and disposable components used in syringe, IV and blood collection systems. The Company also provides products with application to the personal care, food and beverage markets. Headquartered in Lionville, Pennsylvania, West supports its partners and customers from 50 locations throughout North America, South America, Europe, Mexico, Japan, Asia and Australia. For more information, visit West at www.westpharma.com.

Daikyo Crystal Zenith® and Flurotec® are registered trademarks of Daikyo Seiko, Ltd.
Crystal Zenith and Flurotec technologies are licensed from Daikyo Seiko, Ltd.